Exhibit 10.13

November 19, 2014

C&J Energy Services, Inc.

3900 Rogerdale

Houston, TX 77042

Attention:  Randall C. McMullen, Jr.

PROJECT NAVY

AMENDMENT NO. 1 TO

AMENDED AND RESTATED COMMITMENT LETTER

Ladies and Gentlemen:

Reference is made to the Amended and Restated Commitment Letter dated as of July 15, 2014 (the “Commitment Letter”) among C&J Energy Services, Inc., a Delaware corporation (the “Company” or “you”), Citigroup Global Markets Inc., Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Wells Fargo Bank, National Association (“WF”), WF Investment Holdings, LLC (“WF Investment”), Wells Fargo Securities, LLC (“WFS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS”), Capital One, N.A. (“Capital One”), Capital One Securities, Inc. (“Capital One Securities”), Comerica Bank (“Comerica”), Amegy Bank National Association (“Amegy”), Regions Bank (“Regions”), Regions Capital Markets, a division of Regions Bank (“RCM”), The Bank of Nova Scotia (“BNS”), DNB Capital LLC (“DNB”) and DNB Markets, Inc. (“DNB Markets” and, together with Citi, BofA, MLPFS, WF, WF Investment, WFS, JPMCB, JPMS, Capital One, Capital One Securities, Comerica, Amegy, Regions, RCM, BNS and DNB, each a “Commitment Party” and collectively, the “Commitment Parties”, “we” or “us”).  Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter.

Section 1.  Amendment.  The parties hereto hereby agree that the Commitment Letter shall be, and hereby is, amended as follows:

(i)                                     Clause (c) of Exhibit A is hereby amended to insert the parenthetical “(subject to increase thereof as set forth in Exhibit B)” immediately after the phrase “the senior secured term loan facility described in Exhibit B to the Commitment Letter in an aggregate principal amount”.

(ii)                                  Clause (d) of Exhibit A is hereby amended to insert the parenthetical “(subject to decrease thereof as set forth in Exhibit C)” immediately after the phrase “may borrow up to $600.0 million”.

(iii)                               Exhibit B to the Commitment Letter shall be amended and restated in its entirety as set forth on Annex I attached hereto.

(iv)                              Exhibit C to the Commitment Letter is hereby amended to insert the following sentence at the end of the paragraph titled “Bridge Loans” therein:

“At the election of Joint Lead Arrangers, and with the consent of the Borrower and Commitment Parties who have, or whose affiliates have, in the aggregate, commitments under the Facilities representing a majority of the commitments under the Facilities, up to $100.0 million of the commitments under the Bridge Facility may be reallocated to the Term B Facilities prior to the Closing Date (with a corresponding increase to the Term Arranger Fee (as defined in the Fee Letter) and the upfront fees payable in respect of the Term B Facility, in each case with respect to such increase in the commitments under the Term B Facilities, but without any decrease in the Bridge Commitment Fee (as defined in the Fee Letter) with respect to the decrease in the commitments under the Bridge Facility).”

Section 2.  Governing Law, Etc.  This Amendment No. 1 to Amended and Restated Commitment Letter (this “Amendment”) and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby will be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York.  This Amendment and the Commitment Letter set forth the entire agreement between the parties with respect to the matters addressed herein and therein and supersede all prior communications, written or oral, with respect hereto and thereto.  This Amendment may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Amendment.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier will be as effective as delivery of an original executed counterpart of this Amendment.

Section 3.  Waiver of Jury Trial.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Section 4.  Consent to Jurisdiction, Etc.  Each of the parties hereto irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any person arising out of or in any way relating to this Amendment or the transactions contemplated hereby in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, (ii) to the fullest extent permitted by applicable law, submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or in such federal court, (iii) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action, litigation or proceeding arising out of or relating to this Amendment in any court referred to in this Section, (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court and (v) consents to the service of any process, summons, notice or document in any such action, litigation or proceeding by registered mail addressed to such person at its address specified on the first page of this Amendment.  A final judgment in any such action, litigation or proceeding will be conclusive and

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may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page intentionally left blank; signature pages follow.]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Thomas Cole
Name: Thomas Cole
Title: Managing Director

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Gerard P. Rooney
Name: Gerard P. Rooney
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Gerard P. Rooney
Name: Gerard P. Rooney
Title: Managing Director

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ T. Alan Smith
Name: T. Alan Smith
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Whitney Wall
Name: Whitney Wall
Title: Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Whitney Wall
Name: Whitney Wall
Title: Director

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By	/s/ Stephanie Balette
Name: Stephanie Balette
Title: Authorized Officer

J.P. MORGAN SECURITIES LLC

By	/s/ Correne S. Loeffler
Name: Correne S. Loeffler
Title: Authorized Officer

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

CAPITAL ONE, N.A.

By	/s/ Don Backer
Name: Don Backer
Title: Senior Vice President

CAPITAL ONE SECURITIES, INC.

By	/s/ Mark Donce
Name: Mark Donce
Title: Chief Compliance Officer

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

COMERICA BANK

By	/s/ Bradley Kohn
Name: Bradley Kohn
Title: Assistant Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

AMEGY BANK NATIONAL ASSOCIATION

By	/s/ James C. Day
Name: James C. Day
Title: Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

REGIONS BANK

By	/s/ Terry Katon
Name: Terry Katon
Title: Executive Managing Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By	/s/ Terry Katon
Name: Terry Katon
Title: Executive Managing Director

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

THE BANK OF NOVA SCOTIA

By	/s/ J. Frazell
Name: J. Frazell
Title: Director

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

DNB CAPITAL LLC

By	/s/ Robert Dupree
Name: Robert Dupree
Title: Senior Vice President

By	/s/ Asulv Tvelt
Name: Asulv Tvelt
Title: Vice President

DNB MARKETS, INC.

By	/s/ David Lawrence
Name: David Lawrence
Title: Managing Director

By	/s/ Theodore S. Jadick, Jr.
Name: Theodore S. Jadick, Jr.
Title: President and CEO

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

ACCEPTED AND AGREED:

C&J ENERGY SERVICES, INC.

By	/s/ Randy C. McMullen, Jr.
	Name:	Randall C. McMullen, Jr.
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Amended and Restated Commitment Letter]

ANNEX I

[See attached.]

A-1

EXHIBIT B

Project Navy

Senior Secured Facilities
Summary of Principal Terms and Conditions(1)

Parties

Parent:	C&J Energy Services, Ltd., a Bermuda exempted company (“Parent”).

Holdings:	A newly-formed Luxembourg limited liability company and direct wholly-owned subsidiary of Parent (“Holdings”).

Borrowers:	(i) Revolving Credit Facility

(A) Parent, (B) Holdings and (C) CJ Holding Co., a newly-formed Delaware corporation that is a direct subsidiary of Holdings (“USAcq”) (collectively, the “Revolving Borrowers”).

(ii) Term B Facilities

CJ Holding Co. (the “Term Borrower” and, together with the Revolving Borrowers, the “Borrowers”).

Guarantors:

The obligations of the Credit Parties under the Senior Secured Facilities and in respect of interest rate protection and other hedging arrangements (“Secured Hedging Agreements”) and cash management arrangements (“Cash Management Agreements”) provided by a person that is a Lender, the Administrative Agent or a Joint Lead Arranger or any affiliate of a Lender, the Administrative Agent or a Joint Lead Arranger at the time such arrangement is entered into will be guaranteed by Parent, Holdings and each restricted subsidiary of Parent (collectively, the “Guarantors” and, together with the Borrowers, the “Credit Parties”), subject to exceptions consistent with the Documentation Principles (modified to the extent necessary to reflect the

(1)                                 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter, including the exhibits thereto.

provision of Guarantees by non-U.S. subsidiaries); provided that, notwithstanding the foregoing, so long as the Company is not obligated under any third party indebtedness other than Permitted Surviving Debt, neither the Company nor any of its subsidiaries shall be required to provide a Guarantee prior to the date that is 45 days following the Closing Date.

Notwithstanding the foregoing, “Guarantors” shall not include (A) any “controlled foreign corporation,” as defined in Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (B) any subsidiary substantially all of the assets of which consist, directly or indirectly, of equity interests in CFCs, or (C) any direct or indirect subsidiary of a CFC, (any such entity, an “Excluded Subsidiary”).

The guarantee of each Guarantor is referred to herein as a “Guarantee”.

Administrative Agent:	Bank of America, N.A. will act as Administrative Agent under the Senior Secured Facilities.

Syndication Agents and Documentation Agents:	To be determined in accordance with the Commitment Letter.

Joint Lead Arrangers and Bookrunners:

Citi, MLPFS, WFS and JPMS will act as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”) for the Senior Secured Facilities and will perform the duties customarily associated with such roles.

Facilities

Type and Amount of Facilities:	(i) A $600.0 million senior secured revolving credit facility (the “Revolving Credit Facility”).

(ii) Senior secured term loan B facilities in an aggregate principal amount equal to $675.0 million plus, at the Term Borrower’s election, an amount sufficient to fund any OID or upfront fees in connection with the Facilities payable pursuant to the market flex provisions of the Fee Letter and transaction expenses, which shall be divided into a tranche with a five-year maturity (the “Five-Year

Term B Facility”) and a tranche with a seven-year maturity (the “Seven-Year Term B Facility” and, together with the Five-Year Term B Facility, the “Term B Facilities” and the Term B Facilities, together with the Revolving Credit Facility, the “Senior Secured Facilities”). The final allocation of commitments under the Term B Facility as between the Five-Year Term B Facility and the Seven-Year Term B Facility shall be determined by the Joint Lead Arrangers in consultation with the Borrower (and with the consent of the Borrower if the commitments allocated to the Five-Year Term B Facility will exceed $300.0 million); provided, however, that in no event shall the aggregate principal amount of the Five-Year Term B Facility plus the aggregate principal amount of the Seven-Year Term B Facility be less than $675.0 million plus, at the Term Borrower’s election, an amount sufficient to fund any OID or upfront fees in connection with the Facilities payable pursuant to the market flex provisions of the Fee Letter. At the election of Joint Lead Arrangers, and with the consent of the Borrower and Commitment Parties who have, or whose affiliates have, in the aggregate, commitments under the Facilities representing a majority of the commitments under the Facilities, up to $100.0 million of the commitments under the Bridge Facility may be reallocated to the Term B Facilities prior to the Closing Date.

Final Maturity and Amortization:	(i) Revolving Credit Facility

The maturity date of the Revolving Credit Facility (the “Revolving Termination Date”) will be the date that is five years after the Closing Date; provided, however, that to the extent any amounts under the Five-Year Term B Facility remain outstanding on the date that is six-months prior to the five-year anniversary of the Closing Date, the Revolving Credit Facility will automatically mature on such date. The Revolving Credit Facility will not be subject to amortization before the Revolving Termination Date.

(ii) Term B Facilities

The Five-Year Term B Facility will mature on the date that is five years after the Closing Date. The Seven-Year Term B Facility will mature on the date that is seven years after the Closing Date. Each Term B Facility will amortize in quarterly installments over such period (beginning with the first full fiscal quarter after the Closing Date) in an amount equal to 1% per annum.

Purpose and Availability:	(i) Revolving Credit Facility

The proceeds of loans under the Revolving Credit Facility (“Revolving Loans”) may be used (A) on the Closing Date, (x) in an aggregate principal amount of up to $350.0 million, to fund a portion of the Restructuring Costs and the other Transactions as set forth in the Transaction Description and for general corporate purposes plus (y) at the Revolving Borrowers’ election, an amount sufficient to fund any OID or upfront fees in connection with the Facilities payable pursuant to the market flex provisions of the Fee Letter and (B) after the Closing Date for general corporate purposes. Revolving Loans will be available on and after the Closing Date and at any time before the Revolving Termination Date, in minimum principal amounts consistent with the Documentation Principles. Amounts repaid under the Revolving Credit Facility may be reborrowed.

(ii) Term B Facilities

The full amount of each Term B Facility must be drawn in a single drawing on the Closing Date and applied to fund a portion of the Restructuring Costs and the other Transactions as set forth in the Transaction Description. Amounts borrowed under the Term B Facilities that are repaid or prepaid may not be reborrowed.

Swingline Loans:

A portion of the Revolving Credit Facility in the amount of $50.0 million shall be available for swingline loans (the “Swingline Loans”) from Bank of America, N.A. on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit

Facility shall be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis.

Letters of Credit:

Up to $200.0 million of the Revolving Credit Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) by one or more Lenders to be agreed upon (any Lender in such capacity, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Revolving Borrowers (whether with its own funds or with the proceeds of loans under the Revolving Credit Facility) on the date of payment of such drawings. To the extent that the Revolving Borrowers do not so reimburse the applicable Issuing Lender on such date, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Lender on a pro rata basis.

Multicurrency Option:

Revolving Loans and Letters of Credit will be available in alternative currencies. Eligible alternative currencies will include Canadian Dollars and other currencies as may be agreed by all Lenders under the Revolving Credit Facility. Interest rates on non-Dollar extensions of credit will be based on an adjusted LIBOR rate for deposits in the relevant currency in a customary manner to be specified in the Facilities Documentation. Extensions of credit not denominated in U.S. Dollars will be converted into their U.S. Dollar equivalents from time to time, including for purposes of determining compliance with Financial Covenants referred to below. Each extension of credit must be repaid by the Revolving Borrowers in the currency in which it was borrowed or otherwise obtained.

Security:

Subject to the limitations set forth below, the Senior Secured Facilities, the guarantees of the Guarantors thereunder and the obligations of the Credit Parties in respect of Secured Hedging Agreements and Cash Management Agreement provided by a person that is a Lender, the Administrative Agent or a Joint Lead Arranger or any affiliate of a Lender, the Administrative Agent or a Joint Lead Arranger at the time such arrangement is entered into will be secured by (x) a perfected lien on, and pledge of, all of the capital stock and intercompany notes of each Credit Party existing on the Closing Date or thereafter created or acquired, except that with respect to any Excluded Subsidiary, such lien and pledge shall be limited to 100% of the non-voting capital stock and 65% of the voting capital stock of such Excluded Subsidiary (and none of the equity interests of any subsidiary thereof), and (y) a perfected lien on, and security interest in and mortgages on, all of the tangible and intangible properties and assets (including without limitation all accounts receivable, inventory, general intangibles, cash, investment property, intercompany notes, contract rights, real property interests, intellectual property, equipment and proceeds of the foregoing, but in any event excluding any ownership interest in any aircraft) of each Credit Party (collectively, the “Collateral”), subject to exceptions consistent with the Documentation Principles.

Senior Secured Documentation:

The Facilities Documentation with respect to the Senior Secured Facilities (the “Senior Secured Documentation”) will (i) contain the terms set forth in this Exhibit B, (ii) except as expressly set forth in this Exhibit B, contain terms no less favorable to Parent and its subsidiaries than those applicable to the Company and its subsidiaries under the Credit Agreement, dated as of April 19, 2011 (as amended, revised, modified, restated, amended and restated and otherwise supplemented prior to the date hereof, the “Existing Company Credit Agreement”), among the Company, the lenders party thereto and Bank of America, N.A., as

Administrative Agent, and, to the extent appropriate, baskets contained therein will be increased to reflect the increased size of the business, (iii) take into account additional flexibility provided for in recent precedent of similarly situated borrowers with creditworthiness (and credit ratings) substantially similar to the creditworthiness (and credit ratings) of the Borrowers and reasonably acceptable to the Borrowers and the Joint Lead Arrangers and (iv) be negotiated in good faith giving due regard to the business of Parent and its subsidiaries and reflecting the operational and strategic requirements and limitations of Parent and its subsidiaries in light of their size, the proposed business plan and industries, businesses and business practices (collectively, the “Documentation Principles”).

To the extent applicable, the words and phrases “to be agreed,” “customary” and similar words and phrases used herein will be interpreted in light of the Documentation Principles.

Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex B-I hereto and in the Fee Letter.

Optional Prepayments and Reductions in Commitments:

Subject to “Prepayment Premium” below, optional prepayments of borrowings under the Senior Secured Facilities, and optional reductions of the unutilized portion of the Revolving Credit Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. Optional prepayments may be applied to amounts outstanding under the Revolving Credit Facility, the Five-Year Term B Facility or the Seven-Year Term B Facility at the Borrower’s discretion (including on a non-pro rata basis).

Mandatory Prepayments:	Subject to the next paragraph, Loans under the Term B Facilities shall be prepaid, on a pro rata basis as between the Five-Year Term B Facility and the Seven-Year Term B Facility, with (a) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by Parent and its restricted subsidiaries (including insurance and condemnation proceeds) in each case in excess of an agreed amount, except for (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of obsolete or worn-out property, (iii) sales or other dispositions of property no longer useful in such person’s business, (iv) sales in connection with securitization transactions, and (v) other customary exceptions to be agreed upon (subject to reinvestment of such proceeds in assets useful in the operations of Parent or its restricted subsidiaries within 12 months following receipt (or if Parent or its restricted subsidiaries have committed to reinvest such proceeds within such 12 month period reinvestment within 6 months following such 12 month period)), and (b) 100% of the net proceeds of issuances of debt obligations of Parent and its restricted subsidiaries other than debt otherwise permitted under the Senior Secured Documentation (except Refinancing Facilities or Refinancing Notes).

Notwithstanding the previous paragraph, upon the receipt by Red Lion or USAcq of gross cash proceeds from the issuance of any Notes, and to the extent the proceeds of such Notes are available to consummate the Transactions, such proceeds of the Notes shall be applied to reduce to zero the commitments in respect of or, if after the Closing Date, to reduce to zero the funded amount of the Bridge Facility.

Prepayment Premium:

In the event that, within six months of the Closing Date, either Term B Facility is refinanced with the proceeds of indebtedness with a lower applicable margin or yield than that applicable to such Term B Facility (a “Repricing”), such prepayment shall be made at 101% of the principal amount prepaid. Repricings of either Term B Facility through an amendment will be deemed a prepayment.

Application of Prepayments:	All optional and mandatory prepayments applicable to the Term B Facilities shall be applied to the installments thereof as elected by the Term Borrower.

Holders of loans under the Term B Facilities may decline to accept any mandatory prepayment described above and, under such circumstances, amounts that would otherwise be used to prepay loans under the Term B Facilities may be retained by the Term Borrower.

Incremental Facilities:

The Borrowers shall have the right at any time and from time to time after the completion of the primary syndication (as determined by the Joint Lead Arrangers), so long as no event of default then exists or would result therefrom, to increase the commitments in respect of the Revolving Credit Facility (an “Incremental Revolving Facility”) or add term loan commitments under an existing tranche under the Senior Secured Facilities or add a new tranche of term loans under the Senior Secured Facilities (each, an “Incremental Term Facility” and, together with any Incremental Revolving Facilities, collectively, the “Incremental Facilities”) in an aggregate principal amount of up to $200.0 million less the aggregate outstanding principal amount of any Incremental Equivalent Notes (as defined below) and less any commitments under the Bridge Facility reallocated to the Term B Facilities prior to the Closing Date; provided that (a) the terms and provisions of any Incremental Revolving Facility shall be identical to the terms and provisions of the Revolving Credit Facility at such time of increase, (b) any Incremental Term Facility shall not amortize (on a percentage basis) any faster than the existing Term B Facilities and shall not mature prior to the latest maturity date of the Term B Facilities, (c) any Incremental Term Facility (i) will rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Senior Credit Facilities or may be unsecured (and to the extent subordinated in right of payment or security, will be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent), (ii) that is secured shall not be secured by any assets other than the Collateral and (iii) that is guaranteed shall not be guaranteed by any person other than a Guarantor, (d) any Incremental Term Facility that is pari passu in right of payment and security shall share ratably in any prepayments of the Term B Facilities unless the Term Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments and (e) during the period from the Closing Date to the 12-month anniversary of the Closing Date, in the event that the applicable margin for any Incremental Term Facility (inclusive of OID and upfront fees payable by the Term Borrower in the primary syndication thereof, but excluding arrangement and underwriting fees) is greater than the applicable margin for either Term B Facility on the Closing Date (inclusive of OID and upfront fees paid by the Term Borrower to such existing Term B Facility in the primary syndication thereof) by more than 0.50%, then the applicable margin for such existing Term B Facility shall be increased to the extent necessary such that the applicable margin for such existing Term B Facility is equal to the applicable margin for the Incremental Term Facility (with OID and upfront fees being equal to interest based on assumed four-year life to maturity and customary arrangement or commitment fees payable to the Commitment Parties (or their respective affiliates) in connection with the Term B Facility, or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded), minus 0.50%. No Lender under the Senior Credit Facilities shall have any obligation to provide any such increased or additional commitment or loan and each such Lender may refuse to provide any such extension of credit in its absolute and sole discretion. The Borrowers may seek commitments and/or loans from existing Lenders and new Lenders reasonably acceptable to the Administrative Agent.

In lieu of the Incremental Facilities, the Borrowers shall have the right to issue secured or unsecured notes (the “Incremental Equivalent Notes”) so long as the applicable conditions to incurring loans under the Incremental Facilities would have been satisfied. The Term B Facilities shall not be subject to a “most favored nation” pricing adjustment as a result of the issuance of Incremental Equivalent Notes.

Refinancing Facilities:

The Borrowers shall have the right to refinance and/or replace the Loans and commitments under the Revolving Credit Facility (and loans and commitments under any Incremental Revolving Facility) and/or Loans under either Term B Facility (and loans under any Incremental Term Facility) in whole or in part with (x) one or more new revolving credit facilities (each, a “Refinancing Revolving Facility”) or new term facilities (each, a “Refinancing Term Facility” and, together with any Refinancing Revolving Facility, a “Refinancing Facility” or the “Refinancing Facilities”) under the Senior Secured Documentation, in each case with the consent of the Borrowers and the institutions providing such Refinancing Facility and/or (y) one or more series of notes or loans (such notes, the “Refinancing Notes”), in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Senior Secured Facilities or be unsecured; provided, that (a) any Refinancing Facility or issue of Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably acceptable to the Administrative Agent and the Borrowers, (b) no Refinancing Term Facility or Refinancing Notes shall mature prior to the latest maturity date of the Senior Secured Facilities being refinanced or replaced and, in the case of either Term B Facility, no Refinancing Term Facility or Refinancing Notes shall have a shorter weighted average life to maturity than the Loans under such Senior Secured Facility being refinanced or replaced, (c) no Refinancing Revolving Facility shall mature (or require commitment reductions) prior to the maturity date of the Revolving Loans or commitments being refinanced, (d) such Refinancing Facility or Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrowers and the lenders or holders party thereto, (e) if any such Refinancing Facility or series of Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral, (f) if any such Refinancing Facility or series of Refinancing Notes is guaranteed, it shall not be guaranteed by any person other than the Guarantors, (g) the other terms and conditions (excluding those referenced in clauses (b) through (f) above) of such Refinancing Facility or Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrowers) to the lenders providing such Refinancing Facility or the holders of such Refinancing Notes than, those applicable to the loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant loans or commitments existing at the time of such refinancing or replacement) or such terms shall be on current market terms for such type of indebtedness as reasonably acceptable to the Administrative Agent, (h) the aggregate principal amount of any Refinancing Facility or any Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, reasonable fees and expenses or to the extent otherwise permitted under the Senior Secured Documentation and (i) the Senior Secured Documentation will contain certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of any Refinancing Revolving Facility and any Incremental Revolving Facility then existing.

Certain Conditions

Closing Conditions:	The commitments of the Commitment Parties under the Senior Secured Facilities shall be subject only to the conditions precedent set forth in Section 1 of the Commitment Letter and on Exhibit D.

On-Going Conditions:	Conditions precedent to each borrowing or issuance of a Letter of Credit after the Closing Date under the Senior Secured Facilities will be limited to (i) the absence (both before and after the making of any extension of credit) of any continuing default or event of default, (ii) the accuracy of all representations and warranties in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct to the extent so qualified) and (iii) the delivery of a customary borrowing notice consistent with the Documentation Principles.

Representations, Covenants and Events of Default

Representations and Warranties:

Limited to the following (and applicable solely to Parent and its restricted subsidiaries) and subject to other exceptions and materiality and Material Adverse Change thresholds consistent with the Documentation Principles: (i) corporate existence; (ii) corporate status and authority; (iii) execution, delivery, and performance of the Senior Secured Documentation do not violate law or other agreements; (iv) no government or regulatory approvals required, other than approvals in effect; (v) due authorization, execution and delivery of the Senior Secured Documentation; legality, validity, binding effect and enforceability of the Senior Secured Documentation; (vi) ownership of subsidiaries; (vii) accuracy of financial statements and other information; (viii) no material adverse change in (a) the business, assets, operations, properties, condition (financial or otherwise) or contingent liabilities of Parent and its subsidiaries, taken as a whole, (b) the ability of the Borrowers or the Guarantors to perform their respective obligations under the Senior Secured Documentation or (c) the ability of the Administrative Agent and the Lenders to enforce the Senior Secured Documentation (any of the foregoing, a “Material Adverse Change”); (ix) solvency; (x) no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to result in a Material Adverse Change; (xi) payment of taxes; (xii) accurate and complete disclosure; (xiii) compliance with margin regulations; (xiv) no burdensome restrictions and no default under material agreements or the Senior Secured Documentation; (xv) inapplicability of the Investment Company Act; (xvi) use of proceeds; (xvii) insurance; (xviii) labor matters; (xix) compliance with laws and regulations, including ERISA, and all applicable environmental laws and regulations; (xx) ownership of properties and necessary rights to intellectual property; (xxi) validity, priority and perfection of security interests in collateral; and (xxii) OFAC.

Reporting Covenants:	Limited to the following (and applicable solely to Parent and its restricted subsidiaries) and consistent with the Documentation Principles:

(i)                                     Delivery of independently audited annual consolidated financial statements and unaudited quarterly consolidated financial statements for the first three quarters of the fiscal year (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that (other than with respect to, or resulting from, an upcoming maturity date under the Facilities or the Notes) is not subject to qualification or exception as to “going concern” or the scope of such audit).

(ii) Delivery of accountants’ certificates, budgets, officers’ certificates, compliance certificates and any other information reasonably requested by the Administrative Agent.

(iii) Notice of defaults, material litigation and other material events.

Notwithstanding anything to the contrary, the financial statements described above shall be permitted to be delivered by Parent.

Affirmative Covenants:

Limited to the following (and applicable solely to Parent and its restricted subsidiaries) and subject to other exceptions and materiality and Material Adverse Change thresholds consistent with the Documentation Principles: (i) information regarding collateral; (ii) preservation of corporate existence; (iii) compliance with laws (including ERISA and applicable environmental laws); (iv) conduct of business; (v) payment of taxes; (vi) payment and/or performance of obligations; (vii) maintenance of insurance; (viii) access to books and records and visitation and access rights; (ix) maintenance of books and records; (x) maintenance of properties; (xi) use of proceeds; (xii) environmental matters; (xiii) provision of additional collateral, guarantees and mortgages; (xiv) interest rate contracts; (xv) future subsidiaries; and (xvi) further assurances.

Negative Covenants:

Limited to the following (and applicable solely to Parent and its restricted subsidiaries) and subject to other exceptions, baskets and materiality and Material Adverse Change thresholds consistent with the Documentation Principles: (i) limitations on liens; (ii) limitations on indebtedness and preferred stock (including debt incurred by direct or indirect restricted subsidiaries and obligations in respect of foreign currency exchange and other hedging arrangements); (iii) limitations on dividends and distributions, redemptions and repurchases with respect to equity interests and similar payments; (iv) limitations on prepayments, redemptions and repurchases of debt (other than loans under the Senior Secured Facilities and other than prepayment of loans under the Bridge Facility with the proceeds of any Notes issued after the Closing Date); (v) limitations on loans, investments, advances, guarantees and acquisitions; (vi) limitations on fundamental changes (including mergers, consolidations, acquisitions, asset dispositions, liquidations, dissolutions and sale/leaseback transactions); (vii) limitations on transactions with affiliates; (viii) limitations on changes in business conducted by Parent and its restricted subsidiaries; (ix) limitations on amendment of debt; (x) limitations on restrictions on distributions from subsidiaries; (xi) limitations on the issuance and sale of capital stock of subsidiaries; and (xii) limitations on change in fiscal year.

The Senior Secured Facilities will not contain any limitation on capital expenditures made by Parent and its subsidiaries.

Financial Covenants:	With respect to the Revolving Credit Facility and the Five-Year Term B Facility only, the Senior Secured Documentation will contain the following financial covenants (each of the following to be tested quarterly commencing with the first full fiscal quarter following the Closing Date) (collectively, the “Financial Covenants”):

1.                                      A maximum “Total Leverage Ratio” (to be defined) of Parent and its restricted subsidiaries of (i) 4.50:1.00 as of the end of each of the first two fiscal quarters ending after the Closing Date, (ii) 4.25:1.00 as of the end of the third fiscal quarter ending after the Closing Date and (iii) 4.00:1.00 as of the end of each fiscal quarter ending thereafter.

2.                                      A maximum “Secured Leverage Ratio” (to be defined) of Parent and its restricted subsidiaries of (i) 3.00:1.00 as of the end of each of the first three fiscal quarters ending after the Closing Date, (ii) 2.75:1.00 as of the end of the fourth, fifth and sixth fiscal quarter ending after the Closing Date and (iii) 2.50:1.00 as of the end of each fiscal quarter ending thereafter.

3. A minimum “Interest Coverage Ratio” (to be defined) of Parent and its restricted subsidiaries of 3.00:1.00.

Events of Default:

Limited to the following and subject to grace periods, exceptions, baskets and materiality and Material Adverse Change thresholds consistent with the Documentation Principles: (i) nonpayment of principal, interest or any other amount when due; (ii) representations or warranties materially incorrect when given; (iii) failure to comply with covenants (with notice and cure periods as applicable); (iv) cross-default and cross-acceleration to debt aggregating an amount to be agreed or more; (v) unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate; (vi) bankruptcy or insolvency; (vii) ERISA events; (viii) change of control or ownership; and (ix) actual or asserted invalidity of any collateral or guarantee or other Senior Secured Documentation.

Notwithstanding the foregoing, a breach of the Financial Covenants shall not constitute an event of default for purposes of the Seven-Year Term B

Facility unless the lenders holding more than 50% of the aggregate amount of the combined loans and commitments under the Five-Year Term B Facility and the Revolving Credit Facility have elected to accelerate the Five-Year Term B Facility and the Revolving Credit Facility as a result of such breach.

Miscellaneous

Voting:

Amendments and waivers of the Senior Secured Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities (the “Required Lenders”), except that in certain circumstances the consent of a greater percentage (or of all) the Lenders under the Senior Secured Facilities (or a class thereof) may be required; provided that solely as it applies to the Financial Covenants, any modification or amendment to the calculation or formulation of any Financial Covenant described above or any change to any definition related thereto and the waiver of any default thereunder shall only require the consent of Lenders holding more than 50% of the aggregate amount of the combined loans and commitments under the Five-Year Term B Facility and the Revolving Credit Facility.

The Senior Secured Documentation will contain provisions to be agreed to permit the amendment and extension and/or replacement of the Senior Secured Facilities (including any Incremental Facility), which may be provided by the existing Lenders or, subject to the reasonable consent of the Administrative Agent (and, in the case of any Revolving Credit Facility, the Swingline Lender and the Issuing Lender) if required under the heading “Assignments and Participations” below, other persons who become Lenders in connection therewith, in each case without the consent of any other Lender.

The Senior Secured Documentation will also contain provisions allowing the Borrowers to replace a Lender or terminate the commitment of a Lender and prepay such Lender’s outstanding loans under one or more of the Senior Secured Facilities

(as the Borrowers shall elect) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders consent), increased costs, taxes, etc. and “defaulting” or insolvent Lenders.

Assignments and Participations:

The Lenders under the Senior Secured Facilities will have the right to assign loans and commitments to their affiliates, other Lenders under the Senior Secured Facilities (and affiliates of such other Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions (other than any Disqualified Institutions) with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrowers (except that no such consent of the Borrowers need be obtained in connection with the primary syndication or if any payment or bankruptcy event of default then exists). Minimum aggregate assignment level (which shall not be applicable to assignments to affiliates of the assigning Lenders and other Lenders under the Senior Secured Facilities and their affiliates) of $5.0 million ($1.0 million for the Term B Facilities) and increments of $1.0 million in excess thereof. The parties to the assignment (other than any Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

The Senior Secured Documentation shall provide that loans under the Term B Facilities or any Incremental Term Facility (“Term Loans”) may be purchased by and assigned to Parent and/or any of its subsidiaries (collectively, “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions open to all Lenders holding Term Loans in accordance with customary procedures consistent with the Documentation Principles to be agreed, notwithstanding any consent requirements set forth above; provided, that (i) no default or event of default has occurred and is continuing at the time of acceptance of bids for the Dutch auction or open market purchase and no proceeds from the Revolving Credit Facility or any Incremental Revolving Facility shall be used to fund the relevant assignment or purchase, (ii) any Term Loans acquired by Parent or any of its subsidiaries shall be immediately cancelled and (iii) the purchaser of the Term Loans makes a representation that it is not in possession of material nonpublic information with respect to the Borrowers and the other Guarantors at the time of such purchase.

Yield Protection:

The Senior Secured Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

The Senior Secured Documentation will contain customary provisions protecting the Lenders from withholding tax liabilities (with customary limitations and exclusions).

Defaulting Lenders:	Customary provisions regarding defaulting lenders.

Expenses and Indemnification:

The Borrowers shall pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the loans under the Senior Secured Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Senior Secured Documentation (limited, in the case of legal expenses, to the reasonable fees, disbursements and other charges of one counsel to each Administrative Agent and, if necessary, a single local counsel for each Administrative Agent in each relevant jurisdiction).

The Borrowers and the Guarantors, jointly and severally, will indemnify the Commitment Parties and the Lenders under the Senior Secured Facilities and their affiliates, and the partners, members, officers, directors, employees, advisors, agents and other representatives of the foregoing and hold them harmless from and against all reasonable, documented and invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all indemnified persons and, if necessary, one firm of local counsel in each appropriate jurisdiction) (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel) for such affected indemnified person) and all losses, claims, damages and liabilities of the indemnified persons arising out of or relating to any claim or any litigation or other proceeding, (regardless of whether such indemnified person is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Merger or any transactions connected therewith; provided that no indemnified person will be indemnified for (a) any loss, claim, damage, cost, expense or liability (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such indemnified person or any of its related indemnified persons (as defined below), as determined by a court of competent jurisdiction in a non-appealable, final judgment), (ii) to the extent arising from a material breach of the obligations of such indemnified person under the Senior Secured Documentation, as determined by a court of competent jurisdiction in a non-appealable, final judgment or (iii) to the extent arising from any dispute solely among indemnified persons and not arising out of any act or omission of you or any of your respective subsidiaries or affiliates (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Administrative Agent or Joint Lead Arranger under the Senior Secured Facilities) or (b) any settlement entered into by such person without the Borrowers’ written consent (such consent not to be unreasonably withheld, conditioned or delayed).

For purposes hereof, a “related indemnified person” of an indemnified person means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers, partners, employees and agents of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (2), acting at the instructions of such indemnified person, controlling person or such controlled affiliate.

Governing Law and Forum:

The laws of the State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Senior Secured Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Administrative Agent:	Baker Botts L.L.P.

ANNEX B-I

Senior Secured Facilities
Interest Rates and Fees

Interest Rates:	The Borrowers will be entitled to make borrowings based on ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin”:

(i) for the Revolving Credit Facility shall be determined in accordance with the grid set forth below based on the then current Total Leverage Ratio:

Pricing	(Tier 1) <:1.0	(Tier 2) > 1.0:1.0 but < 2.0:1.0	(Tier 3) > 2.0:1.0 but < 3.0:1.0	(Tier 4) > 3.0:1.0 but < 3.5:1.0	(Tier 5) >3.5 :1.0
Applicable Margin for LIBOR Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Applicable Margin for ABR Loans	1.00%	1.25%	1.50%	1.75%	2.00%
Applicable Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

and (ii) for the Term B Facility, shall be equal to 3.25% with respect to LIBOR loans and 2.25% with respect to ABR loans.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if available to all Lenders under the Senior Secured Facilities, 12 months) for LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans, except where ABR is determined pursuant to clause (iii) of the definition thereof).

Interest will be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period (or every 90 days for interest periods greater than 90 days) and on the applicable maturity date,

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(b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” means the highest of (i) the Administrative Agent’s base rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1% and (iii) one month LIBOR plus 1%.

LIBOR will at all times include statutory reserves. Solely with respect to the Term B Facility, in no event will LIBOR be deemed to be less than 1.00% per annum.

Default Rate:

At any time when a payment event of default (with respect to any principal, interest or fees) under the Senior Secured Facilities exists, such overdue amounts shall bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to the loans under the Senior Secured Facilities maintained as ABR Loans from time to time.

Commitment Fees:

A per annum commitment fee on the undrawn portion of the commitments in respect of the Revolving Credit Facility shall accrue from the date of execution and delivery of the Senior Secured Documentation at the rate per annum specified above

The Revolving Borrowers shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Revolving Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

A fronting fee not to exceed a rate per annum to be agreed (but in any event not to exceed 0.125% per annum) upon on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

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